Exhibit 10.1

Onko-Sure DR-70 License Agreement

This License Agreement (the “Agreement”), which shall be effective as of June 6, 2013, is by and between Uni Pharma Co., Ltd., a Taipei, Taiwan limited liability company (“UNI”) and Radient Pharmaceuticals Corporation (including its subsidiary AMDL Diagnostics Inc.) a Delaware incorporated United States company (“RXPC”).

Whereas, UNI wishes to hold a non-exclusive 5 year license (excepting Taiwan which remains exclusive per UNI-RXPC exclusive distribution agreement)  to RXPC’s Onko-Sure and DR-70 cancer blood test kits (the “Tests”), procedures, analyses, data, know how, manufacturing, manufacturing processes, components, trademarks and intellectual property identified in Exhibit A (the “Intellectual Property”).

Whereas, RXPC desires to grant a license to UNI to commercialize the Tests into the territories designated in Section 1.13 along with continuing commercialization efforts in Taiwan.

In consideration of the recitals, mutual promises, covenants, representations, warranties, and agreements contained herein, and intending to be legally bound, the Parties agree as follows:

1.	Definitions

1.1
“Confidential Information” means any confidential or proprietary information including non-public technical designs, specifications, drawings, dimensions, processes, practices, communications, manufacturing, economic, financial, sales, marketing, management, quality control and other proprietary data, materials, know-how, or information related to the Licensed Products or Intellectual Property as contained in presentations, e-mails, letters, memos, discussions, notes, analyses, documents, practices, studies, reports, budgets, forecasts, and other media of disclosure, which may have been disclosed by either Party to the other Party in verbal, written, graphic, computer or machine recognisable, and/or tangible form, and which is clearly designated, labeled or marked as confidential, e.g. “CONFIDENTIAL”, “PROPRIETARY,” or its equivalent.

1.2	“FDA” means the U.S. Food and Drug Administration.

1.3
“Intellectual Property Rights” means any patents in any country, trade names, trademarks, trade secrets, copyright, copyrightable expression or work, and any other intellectual property rights that exist or may exist in or are related to the Intellectual Property, Licensed Know-how or the Tests.

1.4
“Licensed Know-how” means laboratory journals, series, measurement reports, scientific research, test reference values, data, technical designs, ornamental designs, specifications, formulas, drawings, dimensions, tests, reports, clinical trial data, analyses, processes, practices, communications, composition and sources of all reagents, buffers, supplies and materials relative to ingredients and quality control of the Tests described in Exhibit A and referred to in this document as the Tests.

1.5
“Licensed Patents and Pending Patents” means the patents listed in Exhibit A and any (i) continuation, divisional, continuation-in-part, reissue, extension, renewal, re-examination, and substitute thereof; (ii) foreign patent or patent application, including any foreign patent or patent application claiming priority to or otherwise constituting a counterpart of the patents listed in Exhibit A; and (iii) patent issuing from such applications in any country.

1.6	“Licensed Products” means the Onko-Sure and DR-70 kits and all Patents and Trademarks listed in Exhibit A, which may be updated from time to time upon the mutual written consent of the Parties.

1.7	“Licenses” means the rights, entitlements and licenses granted by RXPC to UNI under this agreement.

1.8	“New Products” means any new technologies or diagnostics related to the Licensed Patents or Licensed Know-how.

1.9	“Party(ies)” means UNI, RXPC or both, as the case may be.

1.10	“Royalty(ies”) means the royalty license payments due in accordance with Exhibit B.

1.11	“Royalty Period” means each calendar quarter during the term of this Agreement.

1.12
“Subsidiary(ies)” means any corporation, UNI, affiliate, or other entity, whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, now or hereafter, owned or controlled, directly or indirectly by a Party, but such corporation, company, affiliate, or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

1.13
“Territory” means the following countries: Taiwan ROC, China PRC, Hong Kong, Malaysia, Singapore, Indonesia, Thailand, Japan, India, Australia and New Zealand.  With RXPC approval, additional countries can be allocated on a country-by- country basis.

1.14
“Tests” means the Onko-Sure (DR-70) IVD test, procedures, analyses, data, know how, manufacturing processes, components, and intellectual property related to the Patents and Trademarks described in Exhibit A as of the date of this Agreement.

1.15	“Net Sales” means the gross amount received by UNI for sales of any product or service to Third Parties.

1.16	“Valid Claim” means a claim of any granted Licensed Patent that has not been withdrawn, cancelled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction.

2.	License Grant

2.1	RXPC hereby grants to UNI, and UNI hereby accepts, a right, entitlement and license for the Licensed Products and under the Intellectual Property and Licensed Know-how within the Territory to:

(a)	use, make, have made, modify, import, export, distribute, market, advertise, offer for sale, repackage or relabel, sell and otherwise dispose of the Licensed Products;

(b)	practice any process and method or use any apparatus in the manufacture of Licensed Products and commercialisation of the Intellectual Property.

(c)
Notice of manufacture or modification of product by UNI or the sub-contracting of manufacture (including modification by sub-contractor) of licensed product outside of the United States must be sent to RXPC.

(d)	Notice of repackaging or relabeling of product must be sent to RXPC.

2.2
The Licenses are transferable only upon written approval by RXPC, although the Licenses are able to be sub-licensed by UNI, subject to the terms of this Agreement. RXPC will consider requests for transferability and will not unreasonably withhold approval of transfer provided such a transfer would not adversely affect the rights and obligations of RXPC.

2.3
The Licenses granted herein shall be limited to the Licensed Products, as set forth on Exhibit A. RXPC shall have the right to grant additional licenses utilising the Licensed Patents and Licensed Know-How provided that such additional licenses are not exclusive in the Territory.

3.	License Fee

3.1	The License Fee for the Licensed Products includes the following:

3.1.1
The total fee for UNI’s five year Onko-Sure DR-70 license is five hundred thousand dollars ($500,000) USD to be paid out annually as per Paragraph 1.2 in Exhibit B below. UNI shall pay up-front (the “Up-Front License Fee) one hundred thousand dollars ($100,000) to RXPC in two installments: twenty thousand USD ($20,000) will be wired upon co-signing of the License Agreement with the remaining eighty thousand ($80,000) to be wired to RXPC after tech transfer training and commercial-scale trial-run production for Onko-Sure (DR-70) from RXPC.  This License Agreement will become effective upon receipt of the up-front license fee to RXPC.

4.	License Royalty Payments, Reporting, and Auditing

4.1	During the term of this Agreement, UNI agrees to pay to RXPC an annual License Royalty fee as specified in Exhibit B.

4.2
All payments to RXPC shall be payable in US Dollars. RXPC shall bear all sales or use taxes arising from licensing royalty payments made to RXPC by UNI under this Agreement, and RXPC shall be responsible for reporting and paying all taxes based on income to RXPC.

4.3
UNI shall maintain complete and accurate records of the sale of Licensed Products.UNI shall retain licensed product sales records for at least five years. . RXPC may, at any time during the five year period request an independent audit of the licensed product sales records upon 10 prior business days written notice to UNI, in order to confirm the accuracy of the UNI records and conformance with the terms and conditions of this Agreement; provided, that no more than one such audit is conducted for any 12 month period. The selection of an independent auditor shall be mutually agreeable to both Parties. The independent auditor must execute a written confidentiality agreement with UNI before entering UNI premises or gaining access to any Confidential Information of UNI.

4.4
Other than that necessary to conduct the audit. The independent auditor shall report to RXPC only the fact of compliance or the specific discrepancies of non-compliance with respect to the royalty obligations under this Agreement. Any such audit requested by RXPC shall be performed at RXPC’s expense during UNI normal business hours.

5.	Licensed Products

5.1
UNI and RXPC agree that continued validation, refinement and/or enhancement of the Tests for commercialisation purposes, including clinical studies and protocol improvements, are necessary. UNI and RXPC shall meet quarterly to determine what actions are required to ensure adequate product protection for commercialisation purposes and to protect UNI’s License. Each party shall pay the amounts required for such activities.

5.2
If UNI requests additional assistance from RXPC in order to advance the commercialisation of a Licensed Product, RXPC agrees to make its scientific staff available for consultation, general assistance, testimonials, support and providing other technical information to UNI pertaining to such Licensed Products.

6.	Registration of Products

6.1
UNI shall be responsible for registering the Licensed Product(s) as may be required by the various countries identified in Section 1.13 hereinabove in which a Licensed Product may be sold by UNI. This registration process, with all accompanying expenses, including additional clinical trials and data as may be required, will be paid solely by UNI.

6.2
RXPC hereby gives UNI full access and all necessary rights to all available clinical and development studies, product development, unpublished works, products, technology and know-how, patent information, laboratory records, manufacturing know-how and records, laboratory protocols, product protocols, and scientific research relating to the Licensed Products that were prepared by or are owned by RXPC or to which RXPC has rights, for use in filing any and all product registrations, as may be required or appropriate. RXPC will also assist UNI, as requested by UNI and without additional cost, in seeking rights to other related data and tests.

6.3
Any and all required registrations throughout the territory will be solely at the expense of UNI. Notice of any registration filings and receipt of any registrations will be provided to RXPC within 10 days of filing of said registration or receipt of notice of registration by UNI.

6.4	UNI shall file additional product registration applications as it deems necessary to enter relevant markets.

6.5	UNI shall regularly inform RXPC of the status of the activities with regard to the registration and the granting of the registrations.

7.	March-In Rights to UNI

7.1
In the event RXPC is confronted with, served, and or interrupted by bankruptcy proceedings, or if any similar legal action, circumstance, or claim against RXPC were to occur that could in the course of normal business disrupt RXPC’s business and or ability to deliver the Tests, or in any way attempts to terminate this License Agreement, RXPC hereby grants to UNI and UNI hereby accepts the following non-cancelable March-In Rights (the “March-In Rights”) to;

(a)	use, make, have made, modify, import, export, distribute, market, advertise, offer for sale, repackage or relabel, sell and otherwise dispose of the Licensed Products;

(b)	practice any process and method or use any apparatus in the manufacture of Licensed Products and commercialisation of Intellectual Property;

(c)	specifically manufacture RXPC’s Onko-Sure and DR-70 products;

until such time as RXPC is able to survive such bankruptcy proceedings or legal action against it, or until such time as UNI may choose to terminate this Agreement.

7.2	For all sales of Licensed Products manufactured by UNI under the March-In Rights, UNI shall pay RXPC a royalty rate as defined in Section 4.1 hereinabove.

7.3
UNI hereby agrees to prosecute the two unissued patents as identified in Exhibit A hereto attached and RXPC hereby agrees that UNI shall be granted, by way of and under the protection of the March-In Rights of this Section 7, full and exclusive assignment and transfer of rights and entitlement to the two unissued patents as identified in Exhibit A hereto attached in the event RXPC is confronted with, served, and or interrupted by bankruptcy proceedings, or if any similar legal action, circumstance, or claim against RXPC were to occur that could normally disrupt RXPC’s business and or ability to deliver the Tests, or in any way attempt to terminate this License Agreement.

7.4
For the consideration identified in Sections 3.1.1 hereinabove, should RXPC be confronted with, served, and or interrupted by bankruptcy proceedings, or if any similar legal action, circumstance, or claim against RXPC were to occur that could in the course of normal business disrupt RXPC’s business and or ability to deliver the Tests, or in any way attempts to terminate this License Agreement, RXPC hereby irrevocably appoints UNI as RXPC’s attorney-in-fact, with full authority in the place and stead of RXPC and in the name of RXPC, from time to time at UNI’s discretion, to take any action and to execute any instrument which UNI may deem necessary or advisable to secure the provisions and rights assigned to UNI under this Agreement, or to secure the terms and conditions of this Agreement, or to accomplish the purpose and intent of protecting UNI’s rights under this Agreement.

8.	Non-Compete

8.1
RXPC agrees not to grant to any entity the exclusive right to sell the Licensed Products for any purpose that would directly compete with the Licensed Products in the Territory during the term of this Agreement. This also includes the direct or indirect sale of a Licensed Product, whether in a re-packed form or a resale. Notwithstanding the foregoing, RXPC shall have the right to license the Licensed Products, the Licensed Know-How, and the Licensed Patents to other parties as long as such additional licenses are not exclusive.

9.	Confidential Information

9.1
The Parties acknowledge that Confidential Information may be disclosed by RXPC to UNI and/or disclosed by UNI to RXPC and both parties may be “Discloser” and “Recipient” in this Section as is appropriate under the circumstances. Confidential Information which is disclosed verbally must be identified by Discloser to Recipient as confidential at the time of disclosure or must be confirmed in writing by the Discloser within 30 days after such disclosure to be classified as Confidential Information.

9.2
The Parties hereby agree that Recipient shall (i) not disclose, publish, distribute, transfer, loan, provide, or otherwise make available the Confidential Information to any third party without written consent of Discloser, (ii) restrict dissemination of Confidential Information to only those directors, officers, employees, representatives, advisers, contractors, consultants, or agents who must be directly involved with Confidential Information and who are bound by a duty of confidentiality applicable to the Confidential Information, (iii) use the same degree of care as for its own information of like importance, but at least use reasonable care, in safeguarding against disclosure of Confidential Information of the other Party, and (iv) use the Confidential Information solely for exercising its rights or performing its obligations under this Agreement.

9.3	Recipient’s obligations regarding Confidential Information received under this Agreement expire two years from the date of termination of this Agreement.

9.4
This Agreement imposes no obligation upon Recipient with respect to Confidential Information disclosed under this Agreement which (i) is now available or becomes available to the public without breach of this Agreement, (ii) is explicitly approved for release by written authorization of Discloser, (iii) is lawfully obtained from a third party without a duty of confidentiality, (iv) is disclosed to a third party by Discloser without a duty of confidentiality, (v) is known to Recipient prior to such disclosure, or (vi) is at any time developed by Recipient independently of any such disclosure(s) from Discloser.

9.5
RXPC’s rights to publish will not be unduly or unreasonably limited by UNI provided that any such intended publication(s) will not hinder or jeopardise potential future patent filing(s) and/or confidential disclosures made. The rights of UNI to publish will not be unduly or unreasonably limited by RXPC provided that any such intended publication(s) will not hinder or jeopardise potential future patent filing(s) and/or confidential disclosures made.  All publications will be approved by both parties prior to publication.

9.6
Disclosure of Confidential Information shall not be precluded if such disclosure is (i) in response to a valid order of a court of competent jurisdiction, or (ii) otherwise required by law through no act of the Recipient, provided, however, that in the event of a court order, the Recipient shall first notify the Discloser of such court order in a timely manner to allow the Discloser time to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purpose for which the order was issued.

9.7
Recipient agrees that all Confidential Information received is and will remain the property of Discloser and that such shall not be copied or reproduced without the express permission of the Discloser, except for such copies as may be absolutely necessary in order to perform tasks pursuant to this Agreement. Upon written request, Recipient will either return all the Confidential Information to Discloser along with all copies and/or derivatives made, including that on computer databases and copies of portions of the Confidential Information, or destroy all Confidential Information and certify by written memorandum that all such Confidential Information has been destroyed, except that Recipient may retain archival copies of the Confidential Information, which are to be used only in case of a dispute concerning this Agreement.

10.	Warranties, Indemnification, and Disclaimer

10.1
RXPC warrants that it will use its best efforts to achieve the best possible result with the care common in the field of work and under consideration of the state of the art known to it. The warranty of RXPC only extends to the documentation to be delivered as well as to the agreed consultation services. Possible defects will only be corrected by way of re-working. Unless otherwise negotiated and agreed to by both parties, the term for the correction of defects is eight weeks after delivery of the documentation or provision of the service.

10.2
Both Parties represent and warrant that each has all necessary right and authority to enter into this Agreement and agree to the terms and conditions of this Agreement without violating its articles of organisation or operating agreement or any agreements with third parties.

10.3
RXPC represents and warrants that it has good and marketable title to the Licensed Know-how, Licensed Patents and Tests and the sole right to grant non-exclusive licenses and March-In Licenses to the Licensed Know-how, Licensed Patents, Tests, and Manufacturing, free and clear of all security interests, liens, encumbrances, restrictions, mortgages, assignments, claims, licenses, and charges of any kind or nature. RXPC further represents and warrants that, to the best of its knowledge, no other entity has a claim of ownership or interest in the Licensed Know-how, Licensed Patents and Tests that would conflict with or interfere with UNI’s exercise of, or quiet enjoyment of, the rights and licenses granted in this Agreement. RXPC agrees, upon request, to provide to UNI evidence or other proof it may have or may reasonably obtain as to its sole right, title, and interest in and to the Licensed Know-how, Licensed Patents and Tests.

10.4
RXPC hereby grants to UNI without additional consideration, a license under the terms of this Agreement to any and all future Intellectual Property Rights which are owned, developed, discovered, invented, created, improved upon, conceived, or authored by RXPC or employees, agents, or contractors thereof, and which are necessary or convenient for RXPC to manufacture and sell the Licensed Product in the Territory. RXPC represents and warrants that it shall maintain ownership of any and all such Intellectual Property Rights during the term of this Agreement.

10.5
RXPC declares at the date of signing of this Agreement there are no pending or threatened infringement or liability actions against any Licensed Products, and further, to the best of its knowledge, that the Licensed Products do not infringe on any third party intellectual property rights.

10.6
RXPC declares at the date of signing of the Agreement, that no third party is infringing any right under the Intellectual Property Rights and further, to the best of its knowledge, that the Intellectual Property does not infringe on any third party intellectual property rights.

10.7
Each Party to this Agreement agrees to indemnify the other Party, and hold the other Party harmless, from and against all claims, damages, costs and expenses (including attorney’s fees) attributable, directly or indirectly, to the breach by the indemnifying party of any obligation hereunder or the inaccuracy of any representation or warranty made by the indemnifying party herein and in any instrument delivered pursuant hereto or in connection with the transactions contemplated hereby. The Parties agree that the total liability of either Party shall not exceed the amount paid to RXPC in the form of the license fees and royalties.

10.8
Each Party agrees to notify the other Party in writing if it becomes aware of any infringement with respect to the Intellectual Property. Upon becoming aware of a third party which is manufacturing or selling products or conducting other activities that infringe upon any of the rights granted to UNI under this Agreement with respect to the Intellectual Property, UNI at its sole election and sole cost and benefit may pursue litigation or other action against any third party that UNI reasonably believes is manufacturing or selling products or conducting other activities that infringe upon any of the rights granted to UNI under this Agreement with respect to the Intellectual Property. UNI shall retain control over the action, responsibility for all costs and expenses, and sole authority to settle any action that it initiates. RXPC agrees to cooperate fully with UNI in the pending action or litigation, but will not be required to join as a party thereto.

10.9
RXPC agrees to defend, indemnify, and hold UNI harmless based upon a claim that the Licensed Product as furnished to UNI hereunder by RXPC directly infringes any patent, copyright, trade secrets, or other intellectual property rights of others and to pay the total costs and damages finally awarded in any such suit, provided that RXPC notifies UNI promptly in writing of the suit. RXPC’s obligation to pay costs and damages under this Section shall not exceed the amount paid by UNI in the form of License Fees and Royalties and shall be in the form of a reduction in the future royalties due from UNI under Section 3, and its sub-licensee(s) up to a maximum of 50% of royalties due for the applicable Royalty Period until such damages and costs are paid in full.

10.10
IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT REGARDLESS OF WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.	Term and Termination

11.1
This Agreement shall become effective upon the date of signing by both Parties and continue in effect until the earlier to occur of: (i) expiration of the last patent issued to RXPC for the Licensed Products, (ii) when UNI terminates this Agreement by discontinuing the offering of the Licensed Products or the sublicense to do the same. UNI shall be deemed to have discontinued the offering of the Licensed Products when UNI no longer offers, or has reasonable offers for, any of the Licensed Products and no longer receives revenue from any unaffiliated third party, other than UNI, or from sales of any of the Licensed Products during any full calendar year. At such date the license rights will by default return to RXPC, or (iii) by RXPC in the event that UNI does not achieve sales necessary to meet the Minimum Royalty Payments, as set forth in Exhibit B, for any two consecutive fiscal quarters.

11.2
Either Party shall have the right to terminate this Agreement or seek remedies under Section 12 for any material breach under this Agreement, including a failure of the other Party to perform pursuant to the terms and conditions of this Agreement, 30 days after the Party sends written notice thereof to the other Party, unless the other Party cures the failure before the end of the 30-day notice period or by a later date if mutually agreed in writing by both Parties.

11.3
Within 10 days of any government imposed order, injunction, or prohibition against sales of the Licensed Product (a “Government Order”), either Party may elect, with notice in writing to the other Party, to impose a 360-day cure period to attempt to remove or negate the Government Order. RXPC may terminate this Agreement immediately if UNI fails to elect the 360-day cure period within the 10-day election period. RXPC releases UNI from its obligation to pay any license royalties under Section 3 during the term of the Government Order only for the Territory within the realm and jurisdiction of the government that imposed the order. The Parties agree to work together and mutually seek and implement a remedy or cure to the Government Order that is within the reasonable control and resources of the Parties and does not cause unreasonable financial burden or hardship. If the Government Order is removed and UNI begins again to manufacture and sell Licensed Products, the royalty payments under Section 3 shall resume.

11.4
This Agreement and any rights or licenses granted herein are personal to each Party and shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. UNI shall ensure that any acquiring party or assignee shall assume at least the rights and obligations so assigned and transferred.

11.5
If either party terminates the Agreement or the Agreement expires due to non-payment or otherwise, any and all license rights will revert to RXPC. Three months after the date of reversion, RXPC will be entitled to enter new contractual agreements with third parties with regard to such rights.

12.	Alternate Dispute Resolution

12.1
Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by a court of competent jurisdiction, including a trial by jury, with respect to any dispute (as defined in Section 12.2).

12.2
With regard to any dispute arising under this Agreement (“Disputes”), the Parties agree to discuss the possibility of binding mediation, and if the Parties fail to agree to binding mediation or if non-binding mediation fails to resolve the dispute within 30 days, the Parties agree to submit disputes for binding arbitration. It is expressly intended by the Parties that disputes shall be submitted to arbitration and not to litigation.

12.3
The arbitration shall be commenced by written demand for arbitration to the other Party with a copy to the American Arbitration Association (“AAA”) in Orange County, California. The arbitration shall be administered by the AAA in accordance with the Federal Arbitration Act, 9 U.S.C. (1995) (“FAA”) and pursuant to the AAA’s rules for arbitration, provided that such rules do not conflict with the FAA or the express intentions of the Parties in this Agreement. In the case of any such conflict, the FAA and/or the express intentions of the parties shall prevail over the AAA’s rules.

12.4	There shall be one arbitrator. If the Parties cannot agree on the selection of an arbitrator, the arbitrator shall be selected by the AAA.

12.5
The prevailing party in the arbitration shall be entitled to recover damages and costs, including the arbitrators’ fees and reasonable attorneys’ fees, to be fixed by the arbitrator in such proceeding. The Parties, however, agree that the amount of the damages and the costs shall not exceed the total amount paid to RXPC by UNI.

12.6
The arbitrator shall issue a written statement as to his/her decision. In no circumstances shall the arbitrator have the power or authority to award equitable, provisional or injunctive relief. The Parties agree that the decision of the arbitrator will be final and binding and that no appeal can be taken to any forum or jurisdiction.

13.	Miscellaneous Provisions

13.1
Nothing herein shall be construed as forming a partnership or joint venture between the Parties. Neither Party shall represent or commit the other in any way. Neither Party’s employees shall be considered employees or contractors of the other.

13.2	All notices to a Party will be sent to the address set forth below or to such other address or person as such Party may designate by notice to the other party hereunder:

To UNI:
Uni Pharma Co., Ltd.,
(8F, No. 43, Lane 115, Sec. 2, Chung Shan N. Road,
Taipei 104
Taiwan ROC
Attention: General Manager

To RXPC:
Radient Pharmaceuticals Corporation
2492 Walnut Avenue, Suite 100
Tustin, CA USA  92780
Attention: Executive Vice President

13.3
This Agreement is complete and embodies the entire agreement of the Parties with respect to its subject matter, and supersedes and merges all prior discussions between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein. This Agreement made can be modified only in writing signed by a proper and duly authorised officer or representative of the Party to be bound thereby.

13.4	This agreement shall be interpreted and construed according to the laws of the State of California, USA, without regard to laws or principles relating to conflicts of laws.

13.5
If for any reason a court of competent jurisdiction finds any provision of this Agreement, or a portion thereof, to be unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement shall continue in full force and effect. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

13.6
Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Parties hereto shall be subject to all laws, both present and future, of any government having jurisdiction over either Party hereto, and to orders or regulations of any such government, or any department, agency, or court thereof. The Parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by any court injunction, law, order, regulation, or contingency but only so long as the injunction, law, order, regulation or contingency continues.

13.7
Any delay or failure of either Party to perform its obligations hereunder shall be excused to the extent that it is caused by any other event or occurrence beyond its reasonable control such as, by way of example and not by way of limitation, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, wind storms, explosions, riots, natural disasters, acts of war or sabotage.

13.8
All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Except as has been expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than RXPC and UNI, any rights or remedies under or by reason of this Agreement.

13.9
The Section headings contained in the Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. A reference to a numbered Section in this Agreement refers to a Section in this Agreement. All Appendices or Exhibits to this Agreement shall be attached hereto and are incorporated herein by this reference as though fully set forth herein. Any reference to an “Exhibit” shall mean an Exhibit to this Agreement.

13.10
The Parties are each knowledgeable and cognisant. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party. This Agreement has been negotiated in good faith with contributions from both Parties and as such shall not be construed against either Party by nature of their contributions.

13.11
This Agreement may be signed in separate counterparts, which taken together shall constitute one document. Signatures hereunder may be provided by facsimile or electronic pdf version and shall have the same force and effect as originals.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Uni Pharma Co., Ltd., Taipei, Taiwan  (Republic of China).

Signed     ________________________
 Name:     Terry Lin
                 General Manager

Radient Pharmaceuticals Corp. (AMDL Diagnostics Inc.), a Delaware Corporation

Signed    _________________________
Name:      Douglas MacLellan,
                 Chairman and CEO

Exhibit A

A.	Technology Licensed

All Intellectual Property and Know-how related to a blood test for cancer, as listed in the Patent and Trademark Tables below.

EXHIBIT B

License Royalty Payments

1.1	License Royalty Fee

UNI shall pay a license royalty fee of one hundred thousand ($100,000) USD per year up to a total of five hundred thousand ($500,000) USD for the duration of the 5 year License Agreement.
1.2	License Royalty Payments Schedule

UNI shall pay RXPC an annual minimum license royalty fee according to the following schedule:

June 6 2013 to June 6 2014:        $100,000 ($20,000 upfront and $80,000 following tech transfer training and commercial-scale trial-run production)
June 6 2014 to June 6 2015:         $100,000
June 6 2015 to June 6 2016:         $100,000
June 6 2016 to June 6 2017:         $100,000
June 6 2017 to June 6 2018:         $100,000

Total five year licensing fee:      $500,000

1.3	Licensing fees for each year shall be paid annually beginning in Calendar Year 2013, and become due June 6 each year of the duration of the agreement.

1.4	The Licensing Agreement will renew automatically for another five (5) years beginning June 6 2018, upon mutual consent of RXPC and UNI.